Exhibit 99.1

Universal Logistics Holdings, Inc. Reports Consolidated Second Quarter 2018 Financial Results

-	Second Quarter 2018 Operating Revenues: $365.9 million, highest quarterly revenue ever
-	Second Quarter 2018 Operating Income: $26.3 million, highest reported operating income
-	Second Quarter 2018 EPS: $0.62, best earnings per share in our history

Warren, MI – July 26, 2018 — Universal Logistics Holdings, Inc. (NASDAQ: ULH), a leading asset-light provider of customized transportation and logistics solutions, today reported consolidated second quarter 2018 net income of $17.7 million, or $0.62 per basic and diluted share, a 520% increase over the same period last year.  Universal also reported second quarter 2018 total operating revenues of $365.9 million, the highest quarterly revenue ever reported.  This compares to net income of $2.7 million, or $0.10 per basic and diluted share, during second quarter 2017 on total operating revenues of $305.2 million.

Operating revenues from truckload services increased $6.0 million to $82.7 million, compared to $76.7 million for the same period last year. Included in truckload revenues for the recently completed quarter were $9.2 million in separately identified fuel surcharges compared to $7.1 million during the same period last year.  The increase in truckload services reflects a 12.7% increase in average operating revenue per load, excluding fuel surcharges.  This increase was partially offset by a 7.2% decrease in the number of loads hauled.  During the quarter ended June 30, 2018, Universal moved 74,878 loads compared to 80,720 during the same period last year.

Revenues for the second quarter 2018 from brokerage services increased $27.8 million, or 43.0%, to $92.5 million compared to $64.7 million one year earlier. The growth in brokerage revenues is due to increases in the average operating revenue per load and in the number of loads hauled.  Universal’s average operating revenue per load increased 30.1% to $1,659 per load, up from $1,275 per load one year earlier. The number of brokerage loads hauled in the second quarter 2018 increased 8.9% to 53,101 compared to 48,768 during the same period last year.

Intermodal services revenues increased $16.2 million, or 41.9%, to $54.9 million in the second quarter 2018, up from $38.7 million during the same period last year.  Intermodal revenues for the recently completed quarter included $9.8 million of revenues from Universal’s acquisition of Fore Transportation in February 2018.  Second quarter 2018 intermodal revenues also included $5.8 million in separately identified fuel surcharges, compared to $3.9 million during the same period last year.  Intermodal services growth included increases both in the average operating revenue per load, excluding fuel surcharges, and in the number of loads hauled.  During the quarter ended June 30, 2018, Universal moved 98,468 intermodal loads, compared to 87,952 loads during the same period last year, an increase of 12.0%, while also increasing its average operating revenue per load, excluding fuel surcharges, by 27.4%.

Second quarter 2018 operating revenues from dedicated services increased to $28.7 million compared to $24.4 million one year earlier. Dedicated services revenues included $4.5 million in separately identified fuel surcharges in the second quarter 2018 compared to $3.3 million during the same period last year.  The increase in dedicated services revenues is also attributable to increases in the number of loads hauled and in the average operating revenue per mile, excluding fuel surcharges.  During the quarter ended June 30, 2018, Universal moved 61,732 dedicated services loads, compared to 52,310 loads one year earlier, and the average rate per mile, excluding fuel surcharges increased 2.6%.  Universal’s average dedicated operating revenue per load, excluding fuel surcharges, decreased 8.0%, primarily driven by a decrease in the average length of haul.

Revenues from value-added services increased $6.6 million to $107.2 million in the quarter ended June 30, 2018.  This compares to $100.6 million from value-added services one year earlier.  Operations supporting heavy-truck accounted for $5.3 million of the increase in value-added services in the second quarter 2018.  Overall, revenues from value-added services grew by 6.6% compared to the same period last year.

Consolidated income from operations increased $19.9 million to $26.3 million, compared to $6.4 million one year earlier. Both Universal’s transportation and logistics segments outperformed the same period last year. Income from operations in the transportation segment, which is primarily comprised of truckload, brokerage and intermodal services operations, increased 21.0% to $10.3 million in the quarter ended June 30, 2018.  In the logistics segment, which includes value-added and dedicated services, operating income increased $17.5 million to $15.0 million in the second quarter 2018.  This compares to an operating loss of $2.5 million in second quarter of 2017, which included approximately $8.0 million of losses in our Mexican value-added operations.

The effective tax rate for the second quarter 2018 was 25.2%, and reflects the estimated impact of the Tax Cuts and Jobs Act.  This compares to an effective tax rate of 37.8% during the same period last year.  Net income for the second quarter 2018 also includes $0.2 million of pre-tax holding gains on marketable securities due to changes in fair value recognized in income.

During the second quarter of 2018, EBITDA, a non-GAAP measure, increased $21.4 million to $39.8 million, compared to $18.4 million in the same period last year.  As a percentage of total operating revenues, operating income and EBITDA margins for the second quarter 2018 were 7.2% and 10.9%, respectively.  These profitability metrics compare to 2.1% and 6.0%, respectively, in second quarter 2017.

“Team Universal delivered excellent results this quarter,” stated Jeff Rogers, Universal’s Chief Executive Officer.  “This is the third consecutive quarter we have reported record breaking revenues, and the second quarter 2018 also boasts Universal’s highest level of operating income in history.  We are successfully executing on our profitability targets, while continuing to deliver the highest level of customer service.  I can’t thank the Universal team enough for the hard work and dedication it took to get to this point, and I look forward to continued success in the future.”

Universal calculates and reports selected financial metrics for purposes of our lending arrangements and in an effort to isolate and exclude the impact of non-operating expenses related to our corporate development activities.  These statistics are described in more detail below in the section captioned “Non-GAAP Financial Measures.”

As of June 30, 2018, Universal held cash and cash equivalents totaling $1.7 million and $12.5 million in marketable securities.  Outstanding debt at the end of the second quarter 2018 was $273.4 million and capital expenditures totaled $24.3 million.

Universal Logistics Holdings, Inc. also announced today that its Board of Directors has declared a quarterly cash dividend of $0.105 per share of common stock.  The dividend is payable to shareholders of record at the close of business on August 6, 2018 and will be paid on August 16, 2018.

Conference call:

We invite investors and analysts to our quarterly earnings conference call.

Quarterly Earnings Conference Call Dial-in Details:

Time:  10:00 AM Eastern Time

Date:  Friday, July 27, 2018

Call Toll Free:  (866) 622-0924

International Dial-in:  +1 (660) 422-4956

Conference ID:  7840079

A replay of the conference call will be available beginning two hours after the call through August 31, 2018, by calling (855) 859-2056 (toll free) or +1 (404) 537-3406 (toll) and using conference ID 7840079. The call will also be available on investors.universallogistics.com.

Source: Universal Logistics Holdings, Inc.

For Further Information:

Steven Fitzpatrick, Investor Relations

SFitzpatrick@UniversalLogistics.com

About Universal:

Universal Logistics Holdings, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada and Colombia.  We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes.  We offer our customers a broad array of services across their entire supply chain, including truckload, brokerage, intermodal, dedicated, and value-added services.

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements can be identified by words such as: “expect,” “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “future,” “likely,” “may,” “should” and similar references to future periods. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 30,	July 1,	June 30,	July 1,
	2018	2017	2018	2017
Operating revenues:
Truckload services	$82,657	$76,744	$159,849	$148,234
Brokerage services	92,486	64,714	170,645	122,703
Intermodal services	54,871	38,729	101,480	74,656
Dedicated services	28,708	24,375	56,783	49,271
Value-added services	107,203	100,637	212,281	194,777
Total operating revenues	365,925	305,199	701,038	589,641

Operating expenses:
Purchased transportation and equipment rent	178,252	142,600	340,263	273,827
Direct personnel and related benefits	87,403	81,238	173,359	156,782
Operating supplies and expenses	30,336	31,467	58,428	60,451
Commission expense	9,733	8,237	18,645	15,781
Occupancy expense	7,791	7,666	15,164	15,497
General and administrative	7,618	6,495	15,605	14,453
Insurance and claims	5,294	9,538	10,754	15,396
Depreciation and amortization	13,246	11,541	25,464	21,868
Total operating expenses	339,673	298,782	657,682	574,055
Income from operations	26,252	6,417	43,356	15,586
Interest expense, net	(2,954)	(2,481)	(5,507)	(4,717)
Other non-operating income	336	464	(59)	532
Income before income taxes	23,634	4,400	37,790	11,401
Income tax expense	5,965	1,661	9,687	4,344
Net income	$17,669	$2,739	$28,103	$7,057

Earnings per common share:
Basic	$0.62	$0.10	$0.99	$0.25
Diluted	$0.62	$0.10	$0.99	$0.25

Weighted average number of common shares outstanding:
Basic	28,395	28,443	28,391	28,439
Diluted	28,402	28,443	28,398	28,439

Dividends declared per common share:	$0.105	$0.070	$0.210	$0.140

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2018	December 31, 2017
Assets
Cash and cash equivalents	$1,664	$1,672
Marketable securities	12,526	15,144
Accounts receivable - net	213,681	171,036
Other current assets	41,260	40,814
Total current assets	269,131	228,666
Property and equipment - net	284,374	267,195
Other long-term assets - net	134,406	114,731
Total assets	$687,911	$610,592

Liabilities and shareholders' equity
Current liabilities, excluding current maturities of debt	$184,463	$158,200
Debt - net	272,224	247,978
Other long-term liabilities	38,446	35,649
Total liabilities	495,133	441,827
Total shareholders' equity	192,778	168,765
Total liabilities and shareholders' equity	$687,911	$610,592

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 30,	July 1,	June 30,	July 1,
	2018	2017	2018	2017
Truckload Services:
Number of loads	74,878	80,720	147,844	160,255
Average operating revenue per load, excluding fuel surcharges	$976	$866	$953	$838
Average operating revenue per mile, excluding fuel surcharges	$2.85	$2.46	$2.76	$2.41
Average length of haul	342	351	346	347
Average number of tractors	1,792	1,959	1,833	1,944

Brokerage Services:
Number of loads (a)	53,101	48,768	99,099	91,126
Average operating revenue per load (a)	$1,659	$1,275	$1,654	$1,270
Average length of haul (a)	582	548	576	572

Intermodal Services:
Number of loads	98,468	87,952	192,497	171,505
Average operating revenue per load, excluding fuel surcharges	$493	$387	$466	$387
Average number of tractors	1,030	924	955	900
Number of depots	14	12	14	12

Dedicated Services:
Number of loads	61,732	52,310	122,221	104,306
Average operating revenue per load, excluding fuel surcharges	$358	$389	$365	$392
Average operating revenue per mile, excluding fuel surcharges	$1.96	$1.91	$1.97	$1.96
Average length of haul	183	203	186	200
Average number of tractors	722	812	745	771

(a)

Excludes operating data from Universal Logistics Solutions International, Inc., in order to improve the relevance of the statistical data related to our brokerage services and improve the comparability to our peer companies.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data - Continued

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 30,	July 1,	June 30,	July 1,
	2018	2017	2018	2017
Value-added Services
Average number of direct employees	3,855	3,931	3,972	4,354
Average number of full-time equivalents	1,513	1,846	1,372	1,666
Number of active programs	49	50	49	50

Operating Revenues by Segment:
Transportation	$234,157	$175,032	$440,265	$353,428
Logistics	131,397	129,850	260,046	235,585
Other	371	317	727	628
Total	$365,925	$305,199	$701,038	$589,641

Income from Operations by Segment:
Transportation	$10,275	$8,495	$20,388	$14,848
Logistics	15,014	(2,525)	22,447	1,668
Other	963	447	521	(930)
Total	$26,252	$6,417	$43,356	$15,586

Non-GAAP Financial Measures

In addition to providing consolidated financial statements based on generally accepted accounting principles in the United States of America (GAAP), we are providing additional financial measures that are not required by or prepared in accordance with GAAP (non-GAAP). We present EBITDA, a non-GAAP measure, as supplemental measures of our performance. We define EBITDA as net income plus (i) interest expense, net, (ii) income taxes and (iii) depreciation and amortization, or EBITDA. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure. Set forth below is a reconciliation of net income, the most comparable GAAP measure, to EBITDA for each of the periods indicated:

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 30,	July 1,	June 30,	July 1,
	2018	2017	2018	2017
	( in thousands)		( in thousands)
EBITDA
Net income	$17,669	$2,739	$28,103	$7,057
Income tax expense	5,965	1,661	9,687	4,344
Interest expense, net	2,954	2,481	5,507	4,717
Depreciation and amortization	13,246	11,541	25,464	21,868
EBITDA	$39,834	$18,422	$68,761	$37,986

EBITDA margin (a)	10.9%	6.0%	9.8%	6.4%

(a)	EBITDA margin is computed by dividing EBITDA by total operating revenues for each of the periods indicated.

We present EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

EBITDA has limitations as an analytical tool. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;
•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and EBITDA only supplementally.